Exhibit 23.1
Lime Energy Co.
Elk Grove Village, Illinois
We hereby consent to the incorporation by reference in the registration statement of our report dated March 30, 2007, relating to the consolidated financial statements of Lime Energy Co. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ BDO Seidman, LLP
Chicago, Illinois
June 26, 2007